Filed Pursuant to Rule 424(B)(2)
Registration Statement No. 333-130074

Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006 — No. 716

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $12,000,000 Floating Rate Total Return Index-Linked Notes due 2009 (Linked to the S&P Diversified Trends Indicator Total Return Modified)

        The return on your notes is linked to the performance of the S&P Diversified Trends Indicator Total Return Modified, which we call the “index”. The index is a modified version of the S&P Diversified Trends Indicator Total Return, which is an index of futures contracts on physical commodities and financial instruments. At maturity, we will pay you an amount, if any, in cash that will reflect leveraged participation in the performance of the index reduced by (a) an investor fee and (b) an amount that reflects a return attributable to a hypothetical investment of the face amount of your notes in specified U.S. Treasury Bills (“TBills”), each calculated in a manner described elsewhere in this prospectus supplement.

        The stated maturity date of your notes is March 26, 2009, unless postponed as described elsewhere in this prospectus supplement. Unless your notes are redeemed earlier, on the stated maturity date we will pay you an amount in cash, if any, equal to:

•	the face amount of your notes, plus
•	the final index amount, which will equal the face amount of your notes multiplied by 3.0 times the percentage increase or decrease, if any, in the index from the initial index level (1,592.402) to the final index level (the closing level on the determination date, which is March 19, 2009, unless postponed as described elsewhere in this prospectus supplement) (as described on page S-20), minus
•	the final TBill amount, which will equal the face amount of your notes multiplied by 3.0 times the realized TBill amount (as described on page S-20), minus
•	the final fee amount, which will equal the face amount of your notes multiplied by 3.0 times an annual fee of 1.50% times the quotient of the final fee days (as described on page S-21) divided by 365.

        Your notes will be automatically redeemed in whole if the closing level of the index is equal to or below 1,353.542 (85% of the initial index level) on any trading day prior to the originally scheduled determination date, which we refer to as an “index event”. In addition, holders of 100% of the aggregate outstanding face amount issued on the original issue date of March 19, 2008 may elect at any time prior to the originally scheduled determination date to have us redeem the notes in whole. You must follow the redemption procedures described in this prospectus supplement to validly exercise your option for early redemption.

        If an index event has occurred or you have validly elected an early redemption, on the early maturity date, which will be the fifth business day after the early determination date described below (and in lieu of any amounts payable on the stated maturity date), we will pay you an amount in cash, if any, equal to:

•	the face amount of your notes, plus
•	the early index amount, which will equal the face amount of your notes multiplied by the index discount factor (as described on page S-23) times 3.0 times the early index return ( as described on page S-24), minus
•	the early TBill amount, which will equal the face amount of your notes multiplied by the index discount factor times the TBill factor (as described on page S-24) times 3.0 times the historic TBill amount (as described on page S-24), minus
•	the early fee amount, which will equal the face amount of your notes multiplied by 3.0 times an annual fee of 1.50% times the quotient of the early fee days (as described on page S-24), divided by 365.

        In addition we will pay interest on your notes quarterly on June 19, 2008, September 19, 2008, December 19, 2008 and the stated maturity date, unless your notes are redeemed earlier, in which case we will make the final interest payment (which will be discounted by the fixed income discount factor described on page S-22) on the early maturity date. The interest rate for each interest period will be the rate per annum for three-month (or a shorter length, interpolated in certain circumstances) USD LIBOR minus 0.10%, reset quarterly, as described in this prospectus supplement.

        You could lose all or a substantial portion of your investment in your notes. In particular, because your notes contain a leverage component, any decline in the level of the index on the determination date (or early determination date, if applicable) relative to the initial index level would result in a significantly greater decrease in the amount payable under the notes. Consequently, the amount payable under the notes at maturity or upon redemption could be substantially less than the face amount and could be zero. In addition, as implied above, the final (or early) fee amount and the final (or early) TBill amount will also reduce the amount of your return at maturity or upon redemption; the index must therefore rise sufficiently in order for you to receive an amount equal to or greater than the face amount at maturity or upon redemption.

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-19.

        Your investment in the notes involves a number of risks. We encourage you to read “Additional Risk Factors Specific To Your Notes” on page S-9 so that you may better understand those risks.

Original issue date (settlement date): March 19, 2008	Underwriting discount: 0.10% of the face amount
Original issue price: 100% of the face amount	Net proceeds to the issuer: 99.90% of the face amount

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

        “Standard & Poor’s®” and “S&P®”, are trademarks of The McGraw-Hill Companies, Inc. “DTI” is a trademark of Alpha Technologies LLC. These marks have been licensed for use by Goldman Sachs & Co. The notes are not sponsored, endorsed, sold or promoted by Alpha Financial Technologies, LLC or Standard & Poor’s and Alpha Financial Technologies, LLC and Standard & Poor’s make no representation regarding the advisability of investing in the notes.

Goldman, Sachs & Co.

Prospectus Supplement dated March 12, 2008

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS AND PROSPECTUS SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus dated December 5, 2006
Prospectus Supplement dated December 5, 2006

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Notes” on page S-19. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basic Index: S&P Diversified Trends Indicator Total Return (the “S&P DTI-TR”) (Bloomberg: “SPDTT”) and any successor or replacement index. See “The Index” on page S-31

Basic Index sponsor: the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the basic index and (ii) announces (directly or through an agent) the level of the basic index on any business day; as of the date of this prospectus supplement, the basic index sponsor is Standard & Poor’s

Index: S&P Diversified Trends Indicator Total Return Index, as modified by changes to its methodology developed by Goldman, Sachs & Co., which we call the S&P DTI Total Return Modified (the “S&P DTI-TR Modified”) (Bloomberg: “DTITRM”) or the index. See “The Index” on page S-31

Index sponsor: the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the index and (ii) announces (directly or through an agent) the level of the index on any business day; as of the date of this prospectus supplement, the index sponsor is Goldman, Sachs & Co.

Face amount: each note will have a face amount equal to $1,000; $12,000,000 in the aggregate for all the offered notes

Spread: 0.10%

Initial base rate: equal to the three-month USD LIBOR, as it appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page thereof), as of 11:00 a.m., London time, as determined on the second London business day prior to the settlement date

Base rate: the base rate defined under “Specific Terms of Your Notes — Interest Payment — Base Rate” on page S-22

Interest: On each interest payment date we will pay you interest in an amount in cash equal to the product of (1) the face amount times (2) the accrued interest factor for the applicable interest period; if an index event has occurred or an early redemption has been validly designated, we will pay you on the early maturity date (which will also be the final interest payment date) interest in an amount in cash equal to the product of (1) the face amount times (2) the fixed income discount factor times (3) the accrued interest factor

Interest reset dates: June 19, 2008, September 19, 2008 and December 19, 2008, provided that if any such day is not a business day, then the interest reset date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case such interest reset date will be the immediately preceding business day

Interest payment dates: Unless an index event has occurred or an early redemption has been validly designated (in which case the early maturity date will be the final interest payment date), the interest payment dates will be June 19, 2008, September 19, 2008, December 19, 2008 and the stated maturity date; if any such interest payment date is not a business day, then the interest payment date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date would be the immediately preceding business day

Interest period: the period from and including the settlement date, or the last date to which interest has been paid or made available for payment, to but excluding the immediately following interest payment date

Amount payable on the stated maturity date: in addition to interest, if any, we will pay you an amount in cash, if any, on the stated maturity date, equal to the greater of (1) zero and (2) the result of (a) the face amount of your notes plus (b) the final index amount (which may be negative) minus (c) the final TBill amount minus (d) the final fee amount; unless an index event has occurred or an early redemption has been validly designated, no amount of principal will be paid on any other date

Amount payable on the early maturity date: if an index event has occurred or an early redemption has been validly designated, in addition to interest, if any, we will pay you an amount in cash, if any, on the early maturity date, equal to the greater of (1) zero and (2) the result of (a) the face amount of your notes plus (b) the early index amount (which may be negative) minus (c) the early TBill amount minus (d) the early fee amount; no amount will be paid on the stated maturity date or any other date after such event

Final index amount: the product of (1) the face amount of your notes times (2) 3.0 times (3) the index return

Final TBill amount: the product of (1) the face amount of your notes times (2) 3.0 times (3) the realized TBill amount

Realized TBill amount: as described under “Specific Terms of Your Notes — Payment on the Stated Maturity Date — Final TBill Amount” on page S-20

Final fee amount: the product of (1) the face amount of your notes times (2) 3.0 times (3) 1.50% times (4) the quotient of (a) the final fee days divided by (b) 365

Early index amount: the product of (1) the face amount of your notes times (2) 3.0 times (3) the early index return times (4) the index discount factor

Annual fee: 1.50%

Early fee amount: the product of (1) the face amount of your notes times (2) 3.0 times (3) 1.50% times (4) the quotient of (a) the early fee days divided by (b) 365

Initial index level: 1,592.402

Final index level: the closing level of the index on the determination date as calculated and published by the index sponsor, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-25 and subject to adjustment as provided under “— Discontinuance or Modification of the Basic Index or the Index” on page S-26

Early index level: the closing level of the index on the early determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-25 and subject to adjustment as provided under “— Discontinuance or Modification of the Basic Index or the Index” on page S-26

Index return: the result of (1) the final index level divided by the initial index level minus (2) one

Early index return: the result of (1) the early index level divided by the initial index level times (2) the TBill factor minus (3) one

Final fee days: the number of calendar days from but excluding the trade date to and including the determination date

Early fee days: the number of calendar days from but excluding the trade date to and including the early determination date

Index days remaining: the number of calendar days from but excluding the early determination date to and including the determination date

Index discount factor: the quotient of (1) one divided by (2) the sum of (a) one plus (b) the product of (i) the IDF LIBOR level times (ii) the quotient of (x) the index days remaining divided by (y) 360

Interest factor: the greater of (1) zero and (2) the quotient of (a) the difference of the base rate minus the spread divided by (b) 360

Accrued interest factor: the sum of the interest factors calculated for each calendar day during the applicable interest period

IDF LIBOR level: the LIBOR rate for deposits in U.S. dollars for the IDF LIBOR designated maturity (interpolated by the calculation agent, if necessary), which appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page) as of 11:00 a.m., London time, on the early determination date; or if such rate does not appear on Reuters Screen “LIBOR01” (or any successor or replacement service or page), the rate determined by the calculation agent

IDF LIBOR designated maturity: a period equal to the index days remaining, subject to a minimum of one month

Fixed income days remaining: the number of calendar days from but excluding the early maturity date to and including the earlier of (1) the interest reset date immediately following the early maturity date and (2) the stated maturity date

Fixed income discount factor: the quotient of (1) one divided by (2) the sum of (a) one and (b) the product of (i) the FIDF LIBOR level times (ii) the quotient of (x) the fixed income days remaining divided by (y) 360

FIDF LIBOR level: the LIBOR rate for deposits in U.S. dollars for the FIDF LIBOR designated maturity (interpolated by the calculation agent, if necessary), which appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page) as of 11:00 a.m., London time, on the early determination date; or if such rate does not appear on Reuters Screen “LIBOR01” (or any successor or replacement service or page), the rate determined by the calculation agent

FIDF LIBOR designated maturity: a period equal to the fixed income days remaining, subject to a minimum of one month

Trade date: March 12, 2008

Stated maturity date: March 26, 2009, subject to postponement in the case of non-business days or postponement of the determination date as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Stated Maturity Date” on page S-21

Determination date: March 19, 2009, subject to postponement in the case of market disruption or non-trading days as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Determination Date” on page S-21

Early maturity date: the fifth business day following the early determination date, subject to postponement as described elsewhere in this prospectus supplement, in which case the early maturity date shall be the fifth business day following the day on which all settlement prices have been obtained or all prices have otherwise been determined as set forth under “Consequences of a Market Disruption Event or a Non-Trading Day” on page S-25

Early determination date:

•	if all requirements described under “Specific Terms of Your Notes — Holder’s Option to Redeem — Early Redemption Requirements” on page S-24 are satisfied no later than 9:00 a.m., New York City time, on a day that is a trading day, that day will be the early determination date. If the requirements are satisfied after that time, the next day that is a trading day will be the early determination date,
•	if an index event has occurred, the trading day immediately following the day on which the index event occurs will be the early determination date,

and, subject in each case, to postponement as described elsewhere in this prospectus supplement

Interest determination date: the second London business day prior to each interest reset date

Early TBill amount: the product of (1) the face amount times (2) 3.0 times (3) the historic TBill amount times (4) the TBill factor times (5) the index discount factor

Historic TBill amount: the realized TBill amount, with a calculation period from but excluding the trade date to and including the early determination date

TBill factor: the projected realized TBill amount from the early determination date to the originally scheduled determination date, calculated by the calculation agent in its discretion intended to reflect the fair economic value

Early redemption; notice of early redemption: holders of 100% of the aggregate outstanding face amount of notes issued on the original issue date may elect to redeem the notes, in whole only, but not in part, prior to the earlier of (1) the occurrence of an index event and (2) the originally scheduled determination date. To be valid, a notice of early redemption must be given on a business day, in writing, to the trustee, the calculation agent and the issuer in accordance with procedures described under “Specific Terms of Your Notes — Holder’s Option to Redeem” on page S-24. An early redemption is designated by a valid exercise of the holder’s option. Once given, the notice of early redemption is irrevocable

Index event: if, on any trading day prior to the earlier of (1) the designation of an early redemption by the holder and (2) the originally scheduled determination date, the closing level of the index is equal to or below 1,353.542 (85% of the initial index level), an index event occurs. If an index event occurs, your notes shall automatically be redeemed in accordance with procedures described under “Specific Terms of Your Notes — Payment on the Early Maturity Date” on page S-23

No Listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman Sachs International

Business day: as described on page S-27

Trading day: as described on page S-27

London business day: as described on page S-27

CUSIP: 38143UCQ2

HYPOTHETICAL RETURNS ON YOUR NOTES

        The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final index levels or early index levels on the determination date or the early determination date, respectively, could have on the payment amount at maturity assuming all other variables remain constant.

        The first table assumes that neither an index event has occurred nor an early redemption has been validly designated. The levels in the leftmost column of the first table represent hypothetical final index levels, expressed as percentages of the initial index level. The amounts in the second column from the left represent the hypothetical final index amounts, expressed as percentages of the face amount. The amounts in the third column from the left represent the hypothetical final fee amounts, expressed as percentages of the face amount. The amounts in the fourth column from the left represent the hypothetical final TBill amounts, expressed as percentages of the face amount. The amounts in the rightmost column represent the hypothetical amounts payable on the stated maturity date, which will equal the greater of (1) zero and (2) the face amount plus the final index amount minus the final TBill amount minus the final fee amount, expressed as percentages of the face amount. No amounts shown in the first table take into account the amount of interest that may have been paid before the stated maturity date or that may be paid on the stated maturity date.

        The second table assumes that an index event has occurred or an early redemption has been validly designated. The levels in the leftmost column of the first table represent hypothetical early index levels, expressed as percentages of the initial index level. The amounts in the second column from the left represent the hypothetical early index amounts, expressed as percentages of the face amount. The amounts in the third column from the left represent the hypothetical early fee amounts on the early maturity date, and are expressed as percentages of the face amount. The amounts in the fourth column from the left represent the hypothetical early TBill amounts, expressed as percentages of the face amount. The amounts in the rightmost column represent the hypothetical amounts payable on the early maturity date, which will equal the greater of (1) zero and (2) the face amount plus the early index amount minus the early TBill amount minus the early fee amount, expressed as percentages of the face amount. No amounts shown in the second table take into account the amount of interest that may have been paid before the early maturity date or that may be paid on the early maturity date.

        The information in the tables reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date or the early maturity date, as the case may be. If you sell your notes prior to the stated maturity date or the early maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. The information in the tables also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
No market disruption event occurs
No change in or affecting any of the index underliers or the method by which the index sponsor calculates the index
Example 1:
no index event occurs and no early redemption is validly designated
Final fee days	372 days
Example 2:
an index event occurs or an early redemption is validly designated
Early fee days	219 days

        The index has been highly volatile — meaning that the index level has changed substantially in relatively short periods — in the past and its performance cannot be predicted for any future period.

        The actual performance of the index over the life of the notes, as well as the amount payable on the stated maturity date or the early maturity date, as the case may be, may bear little relation to the hypothetical examples shown below or to the historical closing levels of the index shown elsewhere in this prospectus supplement. For information about the closing level of the index during recent periods, see “The Index — Historical Closing Levels of the Index” below.

        Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index underliers.

        Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index commodities.

        Example 1: The following table illustrates the hypothetical returns to an investor on the stated maturity date when neither an index event has occurred nor an early redemption has been validly designated.

Hypothetical Final Index Level as Percentage of Initial Index Level	Hypothetical Final Index Amounts as Percentage of Face Amount	Hypothetical Final Fee Amounts as Percentage of Face Amount	Hypothetical Final TBill Amounts as Percentage of Face Amount	Hypothetical Amounts Payable as Percentage of Face Amount

200%	300.00%	4.59%	4.26%	391.15%
180%	240.00%	4.59%	4.26%	331.15%
150%	150.00%	4.59%	4.26%	241.15%
130%	90.00%	4.59%	4.26%	181.15%
120%	60.00%	4.59%	4.26%	151.15%
110%	30.00%	4.59%	4.26%	121.15%
100%	0.00%	4.59%	4.26%	91.15%
90%	-30.00%	4.59%	4.26%	61.15%
80%	-60.00%	4.59%	4.26%	31.15%
70%	-90.00%	4.59%	4.26%	1.15%
50%	-150.00%	4.59%	4.26%	0.00%
30%	-210.00%	4.59%	4.26%	0.00%
20%	-240.00%	4.59%	4.26%	0.00%
0%	-300.00%	4.59%	4.26%	0.00%

        Example 2: The following table illustrates the hypothetical returns to an investor on the early maturity date when an index event occurs or an early redemption is validly designated.

Hypothetical Early Index Level as Percentage of Initial Index Level	Hypothetical Early Index Amounts as Percentage of Face Amount	Hypothetical Early Fee Amounts as Percentage of Face Amount	Hypothetical Early TBill Amounts as Percentage of Face Amount	Hypothetical Amounts Payable as Percentage of Face Amount

200%	299.61%	2.70%	4.23%	392.68%
180%	240.02%	2.70%	4.23%	333.09%
150%	150.63%	2.70%	4.23%	243.70%
130%	91.04%	2.70%	4.23%	184.11%
120%	61.24%	2.70%	4.23%	154.31%
110%	31.45%	2.70%	4.23%	124.51%
100%	1.65%	2.70%	4.23%	94.72%
90%	-28.15%	2.70%	4.23%	64.92%
80%	-57.94%	2.70%	4.23%	32.13%
70%	-87.74%	2.70%	4.23%	5.33%
50%	-147.33%	2.70%	4.23%	0.00%
30%	-206.92%	2.70%	4.23%	0.00%
20%	-236.72%	2.70%	4.23%	0.00%
0%	-296.31%	2.70%	4.23%	0.00%

        As these tables indicate, you may lose all or a substantial portion of your investment.

        Payments on your notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of your notes as described under “Supplemental Discussion of Federal Income Tax Consequences” below.

We cannot predict the actual final index level on the determination date or the actual early index level on the early determination date, as the case may be, or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the determination date or the early determination date, as the case may be. The actual amount that a holder of the offered notes will receive on the stated maturity date or the early maturity date, as the case may be, and the rate of return on the offered notes will depend on the actual final index level or the actual early index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash, if any, to be paid in respect of your notes on the stated maturity date or the early maturity date, as the case may be, may be very different from the information reflected in the tables above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index underliers, i.e., the commodity, currency and financials contracts comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal of Your Notes is Not Protected

        If neither an index event has occurred nor an early redemption has been validly designated, in addition to interest, if any, you will be paid an amount in cash, if any, equal to the face amount of your notes plus the final index amount (which may be negative) minus the final TBill amount minus the final fee amount on the stated maturity date. The amount payable, if any, on the stated maturity date excluding interest, if any, will never be less than zero. However, if the final index level declines below the initial index level, the amount payable on your notes excluding interest, if any, is not protected and may even be zero. For example, assuming a final TBill amount of 4.26%, if the final index level falls to 90% of the initial index level, resulting in an index return of -10%, and the fee amount equals 4.59%, then the amount payable on the stated maturity date will be only 61.15% of the face amount of your notes, and you will lose 38.85% of the face amount of your notes.

        If an index event has occurred or an early redemption has been validly designated, in addition to interest, if any, you will be paid an amount in cash, if any, equal to the outstanding face amount of your notes plus the early index amount (which may be negative) minus the early TBill amount minus the early fee amount on the early maturity date. The amount payable, if any, on the early maturity date excluding interest, if any, will never be less than zero. However, if the early index level is less than the initial index level, the amount payable on your notes excluding interest, if any, is not protected and may even be zero. For example, assuming the early fee days equal 219 and an early TBill amount of 4.23%, if the early index level falls to 90% of the initial index level, resulting in an early index return of -10%, and the early fee amount equals 2.70%, then the amount payable on the early maturity date will be only 64.92% of the outstanding face amount of your notes, and you will lose 35.08% of the face amount of your notes.

        Our cash payment on your notes, if any, on the stated maturity date or the early maturity date, as the case may be, excluding interest, if any, will be based on, among other factors, the final index level or the early index level, respectively. Thus, if neither an index event has occurred nor an early redemption has been validly designated, you may lose your entire investment in your notes, depending on the final index level, as calculated by the calculation agent, and you may receive only interest, if any, on the stated maturity date. On the other hand, if an index event has occurred or an early redemption has been validly designated, you may still lose your entire investment in your notes, depending on the early index level, as calculated by the calculation agent, and you may receive only interest, if any, on the early maturity date. Moreover, in each case, the percentage decrease in the level of the index is multiplied by, among other things, a factor of 3.0. Therefore, to the extent that the index level declines below the initial index level, your loss is leveraged, and the rate of decline in the final index amount or the early index amount, as applicable, will exceed the rate of decline in the index level.

        Also, the market price of your notes prior to the stated maturity date or the early maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date or the early maturity date, as the case may be, you may receive far less than the amount of your investment in the notes.

        Moreover, the formula used to calculate the index return or the early index return, as the case may be, only compares the initial index

S-9

level, on the one hand, and the closing level of the index on the determination date or on the early determination date, respectively, on the other hand. No other index levels will be taken into account for that purpose. As a result, you may lose some or all of your investment even if the index has risen above the initial index level at certain times during the life of the offered notes, including the period between the determination date or the early determination date, as applicable, and the stated maturity date or the early maturity date, respectively.

Leverage Increases the Sensitivity of Your Notes to Changes in the Value of the Index

        Because your investment in the notes is leveraged, changes in the value of the index will have a greater impact on the payout on your notes than on a payout on securities that are not so leveraged. Since the leverage factor provides 300% exposure to increases and decreases in the value of the index, every 1% change in the value of the index will translate into approximately a 3% change in the repayment amount you will receive. In particular, any decrease in the value of the index would result in a significantly greater decrease in the repayment amount and you would suffer losses on your investment in the notes substantially greater than you would if your notes did not contain a leverage component.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of This Prospectus Supplement (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than the Issue Price

        The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

        If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Notes May Be Influenced By Many Unpredictable Factors” below.

        Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

        There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

Your Notes will be Automatically Redeemed if on Any Trading Day Prior to the Determination Date, the Closing Level of the Index is Equal to or Less Than 1,353.542 or 85% of the Initial Index Level

        If on any trading day prior to the determination date, the closing level of the index is equal to or less than 1,353.542 or 85% of the initial index level, an index event occurs and your notes will be automatically redeemed. The amount payable upon redemption of your notes will be based on the performance of the index through the early determination date, as reduced by interest charges and fees for providing the commodity-linked return on the notes. In that case, you will receive an early redemption payment that will likely be significantly less than the principal amount of your notes and could be zero if the index level drops precipitously. You will receive no further payments of interest or principal after an early redemption date.

Past Index Performance is No Guide to Future Performance

        The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the index or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.

S-10

The Index Level Must Rise Sufficiently in Order for You to Receive the Face Amount of Your Notes at Maturity or Early Redemption

        The amount payable on your notes at maturity or at an early maturity will be calculated based on any increase or decrease in the level of the index from the trade date to the determination date or early determination date, as applicable, and reduced by a final investor fee (or early investor fee in the event of an early redemption or index event) and a final TBill amount (or early TBill amount in the event of an early redemption or index event). Thus, in order to receive the face amount of your notes at maturity or early redemption, the value of the index will have to appreciate sufficiently to offset the sum of the applicable investor fee and TBill amount. If the index declines or does not increase sufficiently, you could lose all or a substantial portion of your investment in your notes. This will be true even if the level of the index is sufficiently above the initial index level at any time during the life of your notes.

The Amount Payable on Your Notes Is Not Linked to the Index Level at any Time Other than the Determination Date or the Early Determination Date, as Applicable

        The final index level or the early index level, as applicable, will be based on the closing level of the index on the determination date or the early determination date, respectively (subject to adjustment in case of market disruption or non-trading days). Therefore, if the closing level of the index dropped precipitously on the determination date or the early determination date, the payment amount for your notes may be significantly less than it would have been had the payment amount been linked to the closing level of the index prior to such drop in the index level. Although the actual index level on the stated maturity date, on the early maturity date or at other times during the life of your notes may be higher than the final index level or the early index level, as applicable, you will not benefit from the closing level of the index at any time other than on the determination date or the early determination date, respectively.

The Interest Rate on Your Notes May Be Less than the Prevailing Market Rate

        You will receive interest, if any, on your notes at the rate per annum for three-month (or a shorter length, interpolated in a manner as described in “Specific Terms of Your Notes — Interest Payment” below) USD LIBOR minus 0.10% (subject to a minimum of 0.00%), reset quarterly, on each interest payment date.

        The interest payable on your notes may be less than the prevailing market rate for our debt securities that are not indexed. Moreover, even if the final index amount or the early index amount, as applicable, as described elsewhere in this prospectus supplement, is positive, the overall return you earn on your notes may be less than the amount you would have earned by investing the face amount of your notes in a non-indexed debt security that bears interest at a prevailing market rate.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

        A number of factors, many of which are beyond our control, will influence the market value of your notes:

•	the index level;
•	the volatility — i.e., the frequency and magnitude of changes in the level of the index;
•	economic, financial, regulatory and political, military or other events that affect commodity and financial markets generally and the market segments of which the index underliers are a part, and which may affect the level of the index;
•	interest rate and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness.

        These factors will influence the price you will receive if you sell your notes before maturity. If you sell your notes before maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the index based on its historical performance.

S-11

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

        Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. In part, this is because your notes may be redeemed early at your option or automatically on occurrence of certain events. Moreover, the amount that may be paid on the stated maturity date or the early maturity date, as the case may be, is subject to a number of factors other than the index return or the early index return, respectively. Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Changes In The Volatility of The Index Are likely to Affect The Market Value of Your Notes

        The volatility of the index refers to the magnitude and frequency of the changes in the index level. While the methodology of the basic index (and therefore also of the index) is intended to minimize overall volatility in the index, we expect in general, that if the volatility of the index increases, the market value of your notes will increase, and conversely, if the volatility of the index decreases, we expect that the market value of your notes will decrease.

There Are Economic Conditions Under Which The Index Would Sustain Major Losses

        “Whipsaw” markets, in which significant price movements do develop but then repeatedly reverse, could cause substantial losses due to prices moving against the long or short positions. Furthermore, any factors which contribute to trendless markets, in which prices remain flat or do not move in a manner that establishes an identifiable trend, are likely to be adverse to the index and, therefore, to the value of your notes.

There is a Greater Possibility That the Index Will Decline Substantially Over the Short Term than Over the Longer Term

        Assuming no index event or early redemption, the term of the notes is approximately one year. Actual and hypothetical historical information indicates that, although the index has been profitable over most twelve month periods, it has performed significantly better over three- and five-year periods. Based on the historical data, there appears to be greater risk over the shorter term than the longer term that the index may decline, causing significant losses.

Changes in Interest Rates are Likely to Affect the Market Value of Your Notes

        We expect that the market value of your notes, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your notes and a traditional debt security to different degrees. This is particularly true because financial futures contracts represent 50% of the value of the index, two of which are contracts for U.S. Treasury securities. Because the index includes contracts held in short positions, it is difficult to predict how changes in interest rates will affect the value of the index and your notes.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index or Index Underliers May Impair the Value of Your Notes

        As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the notes by trading derivative instruments linked to the index underliers. We also expect to adjust the hedge by, among other things, purchasing or selling derivatives based on the index underliers, other financial instruments and perhaps also the index underliers, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the index underliers. Any of these hedging activities may adversely affect the index level — directly or indirectly by affecting the

S-12

price of the index underliers — and therefore the market value of your notes and the amount we will pay on your notes on the stated maturity date or the early maturity date, as the case may be. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

        Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index underliers or instruments whose returns are linked to the index or the index underliers for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level — directly or indirectly by affecting the price of the index underliers — and/or any other factor that may affect the amount that may be paid on the stated maturity date or the early maturity date, as the case may be, and, therefore, the market value of your notes and the amount we will pay on your notes on the stated maturity date or the early maturity date, as applicable. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index underliers. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

You Have No Rights with Respect to Commodities, Currencies or Financials or Commodities Contracts, Currencies Contracts or Financials Contracts or Rights to Receive Any Commodities, Currencies or Financials

        Investing in your notes will not make you a holder of any of the commodities, currencies or financials underlying the index or any contracts with respect thereto. Neither you nor any other holder or owner of your notes will have any rights with respect to any index underlier. Any amounts payable on your notes will be made in cash, and you will have no right to receive delivery of any index underlier.

Suspensions or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of Your Notes

        The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, U.S. trading facilities and some foreign trading facilities have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the index and, therefore, the value of your notes.

        For purposes of determining the final index amount on the stated maturity date or the early index amount on the early maturity date, if any, Goldman Sachs International, as calculation agent, may in certain circumstances when a market disruption event or non-trading day occurs determine the level of the index on the determination date or early determination date using a methodology described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. This methodology may differ from that used to calculate the level of the index by the index sponsor. As a result, if a market disruption event occurs on any index underlier, the value of that index underlier at the determination date or the early determination date, as applicable, will not be calculated until a settlement price can be determined. If a market disruption event has occurred or is continuing on the last possible day the determination date or the early determination date may be postponed, the calculation agent will calculate the final index level or the early index level, as applicable, and the amount payable on your notes on the determination date or on the early determination

S-13

date, respectively, in its discretion. Accordingly, the calculation of your payment may be delayed beyond what would otherwise be the determination date or the early determination date, respectively, and may be subject to the judgment of the calculation agent. Additionally, regardless of the market disruption event, the index sponsor may continue to calculate the value of the index and publish such value on Bloomberg according to the process described above. Therefore, if a market disruption event occurs, the amount payable on your notes may not reflect the value of the index on the determination date or on the early determination date, respectively, as published by the index sponsor.

        You may not receive the amount payable on your notes if a market disruption event occurs or is continuing on the determination date or on the early determination date, as applicable, or such day is not a trading day, until a number of business days after the final index level or the early index level, respectively, can be determined.

Our Business Activities May Create Conflicts of Interest between Your Interest in Your Notes and Us

        As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged and expect to engage in trading activities related to the index, and derivative instruments based on the index or index underliers that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index or any other factor that may affect the amount that may be paid on the stated maturity date or the early maturity date, as the case may be, could be adverse to your interests as a beneficial owner of your notes.

        Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the basic index sponsor, including making loans to or equity investments in the basic index sponsor or providing advisory services to the basic index sponsor. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to the basic index sponsor. Any of these activities by any of our affiliates may affect the level of the basic index and hence the index, therefore, the value of your notes and the value of the consideration we will deliver on your notes at maturity or upon early redemption.

As Calculation Agent, Goldman Sachs International Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, Including Whether Early Redemption Was Validly Designated or an Index Event Occurred, and the Amount You May Receive on the Stated Maturity Date or the Early Maturity Date

        As calculation agent for your notes, Goldman Sachs International will have discretion in making various determinations that affect your notes, including determining the final index level on the determination date, which we will use to determine the amount we may pay on the stated maturity date, and the early index level and TBill factor on the early determination date, which we will use to determine the amount we may pay on the early maturity date, making all determinations and calculations of the interest rate applicable to your notes (including the determination of any interpolated interest rate), determining the effectiveness of a notice of early redemption or the occurrence of an index event, and determining whether to postpone the determination date or the early determination date and the stated maturity date or the early maturity date, as applicable. The exercise of this discretion by Goldman Sachs International could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice, and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

S-14

The Policies of the Basic Index Sponsor and Changes That Affect the Basic Index and the Index Underliers Could Affect the Amount Payable on Your Notes and Its Market Value

        The policies of the basic index sponsor concerning the calculation of the basic index, additions, deletions or substitutions of the index underliers comprising the basic index, and the manner in which changes affecting those index underliers (such as rebalancing of the index underliers) are reflected in and by extension could affect the index level and, therefore, the amount payable on your notes on the stated maturity date or the early maturity date, as the case may be, and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if the basic index sponsor changes these policies, for example, by changing the manner in which it calculates the basic index, or if the basic index sponsor discontinues or suspends calculation or publication of the basic index, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the basic index is not available on the determination date or on the early determination date, as the case may be, because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman Sachs International, our affiliate — may determine the index level on the determination date or the early determination date, as applicable — and thus the amount payable on the stated maturity date or the early maturity date — in a manner as described below under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” and/or as it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on the determination date or the early determination date, as the case may be, and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Basic Index or the Index” and “— Role of Calculation Agent” below.

        The basic index sponsor may make changes over time to the methodologies of compilation of the basic index. Additional underliers will satisfy the eligibility criteria and underliers currently included in the index will fail to satisfy such criteria. In addition, the basic index sponsor may modify the methodology for determining the composition and weighting of the basic index for calculating its value in order to assure that the basic index represents an adequate measure of market performance or for other reasons. Such changes could adversely affect the value of your notes.

        In the event that the basic index sponsor discontinues publication of the basic index, Goldman Sachs International, as calculation agent, will continue to calculate the index during the remaining term of the notes, based on the methodologies described in this prospectus supplement.

Commodity Prices May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

        Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the index and the value of your notes in varying ways, and different factors may cause the value of different index commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

The Value of the Currencies Underlying the Currency Futures Contracts Included in the Index May Be Affected by Complex Political and Economic Factors

        The value of any currency, including those underlying the futures contracts included in the index as well as the U.S. dollar, may be affected by complex political and economic factors. The value of a futures contract for a currency at any time reflects the expectation of the future supply and demand for that currency and the U.S. dollar. Changes in exchange rates and values of futures contracts result over time from the interaction of many factors directly or indirectly affecting economic conditions in the countries issuing the applicable currencies, the United States and other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of government surpluses or deficits in those countries and the United States, all of which are in turn sensitive to the monetary, fiscal or trade policies pursued by the governments of

S-15

the issuing countries, the United States and other countries important to international trade.

The Notes Are Linked to the S&P DTI-TR Modified But Your Participation in the Total Return Feature of the Index is Limited

        The return on the notes is linked to the performance of the S&P DTI-TR Modified, which, as discussed under “The Index”, reflects the returns that are potentially available through an unleveraged investment in the futures contracts comprising the index that includes interest that could be earned on funds committed to the trading of the underlying futures contracts. However, the return on the notes will differ from the index return because we will be subtracting out the early TBill amount or the final TBill amount, as the case may be, on the face amount as well as fees, and leveraging the result three times.

Although The Index Includes the Same Futures Contracts That Comprise the Basic Index, Its Value and Returns Will Likely Differ From Those of the Basic Index

        The index has different rules from the basic index, governing the procedure by which expiring positions in certain of the constituent futures contracts are rolled forward into more distant contract expirations, as explained in “The Index” below. Since one component of the value of a futures contract is the period remaining until its expiration, these differences are likely to produce different values for the index and the basic index at any given time and, therefore, may produce differing returns.

        As index sponsor, Goldman, Sachs & Co. will follow the formula set forth by the basic index methodology when determining the long and short position. In the event of a discrepancy between the index sponsor’s determination and the official determination published by the basic index sponsor, (i) if the basic index sponsor announces its determination prior to the start of the index roll period, the index sponsor will follow the basic index sponsor’s official determination and (ii) if the basic index sponsor does not announce its determination prior to the start of the index roll period, unless there is manifest error, the notes will follow the position determination of the index sponsor and as a result, the index return and the basic index return may differ.

It is Difficult to Predict What Effect Higher and Lower Future Prices of Commodities Included in The Index Relative to Their Current Prices May Have on Its Value

        As the contracts that underlie the index come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in October. This is accomplished by selling the July contract and purchasing the October contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the October contract, thereby creating a “roll yield”. Some commodities futures contracts included in the index, such as gold, have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Unlike commodities indices which reflect contracts only in long positions and where the absence of backwardation in the market for a commodities futures contract could result in negative “roll yields”, the presence of short positions in the index means one cannot predict the effect of contango and backwardation on the value of the index.

There Is No Affiliation between the Basic Index Sponsor and Us, and We Are Not Responsible for Any Disclosure by the Basic Index Sponsor

        Goldman Sachs is not affiliated with the basic index sponsor. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the basic index. You, as an investor in your notes, should make your own investigation into the index. See “The Index” below for additional information about the basic index.

        The basic index sponsor is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. The basic index sponsor does not have any obligation to take your interests into consideration for any reason, including when

S-16

taking any actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

        Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We Can Postpone the Determination Date or the Early Determination Date, As the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs

        If the calculation agent determines that, on the determination date or the early determination date, as the case may be, a market disruption event relating to one or more index underliers has occurred or is continuing or such day is not a trading day, the determination date or the early determination date, as applicable, will be postponed until the first trading day on which no market disruption event occurs or is continuing and, in any event, not more than five business days. As a result, if the determination date or the early determination date, as the case may be, is so postponed, the stated maturity date or the early maturity date, respectively, for your notes will also be postponed, although not by more than five business days. Thus, if the determination date is so postponed, you may not receive the cash payment, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Similarly, when the early determination date is so postponed, you may not receive the cash payment, if any, that we are obligated to deliver on the early maturity date until several days after the date that would have been the early maturity date had the market disruption event not occurred or continued on the early determination date or had such day been a trading day. Moreover, if the determination date or the early determination date, as the case may be, is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not a trading day, that day will nevertheless be the determination date or the early determination date, respectively. If the determination date or the early determination date, as the case may be, is postponed due to a market disruption event or a non-trading day, the calculation agent will determine the final index level or the early index level based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. In addition, if the calculation agent determines that the index level or any settlement price that must be used to determine the final index level or the early index level, as the case may be, is not available on the determination date or the early determination date, respectively, for any other reason, then the calculation agent will determine the final index level or the early index level based on its assessment, made in its sole discretion, of the level of the index or relevant settlement price on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

        Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

        The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

S-17

        The Internal Revenue Service announced on December 7, 2007 that it is reconsidering the tax treatment of structured notes, such as the offered notes, which could adversely affect the tax treatment and the value of your notes.

        We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

S-18

SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

        The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

        This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

        In addition to those terms described on the front cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

        Specified currency:

•	U.S. dollars (“$”)

        Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

        Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

        Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

        Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will have the meaning described under “— Special Calculation Provisions” below
•	a London business day for your notes will have the meaning described under “— Special Calculation Provisions” below

        Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

        We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Underliers

        In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Basic Index or the Index”

S-19

below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index underliers, we mean any contracts that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment on the Stated Maturity Date

        If neither an index event has occurred nor an early redemption has been validly designated, in addition to interest, if any, the amount payable, if any, on the stated maturity date will be an amount in cash equal to the greater of (1) zero and (2) the result of (a) the face amount of your notes plus (b) the final index amount (which may be negative) minus (c) the final TBill amount minus (d) the final fee amount. If an index event has occurred or an early redemption has been validly designated, no payment of principal will be made on the stated maturity date.

        Final index amount

        The final index amount will be equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) the index return. The index return will be calculated by dividing the final index level by the initial index level and subtracting one from the result.

        The final index amount, and therefore the amount payable on your notes on the stated maturity date, if any, will be based on, among other factors, the final index level. If the final index level is greater than the initial index level — i.e., the index return is positive due to an increase in the index — you will participate in any such increase provided such increase sufficiently offsets the sum of the final TBill amount and final fee amount. On the other hand, if the index return is negative due to a decrease in the index, you will lose some or all of the principal in your notes, and may receive no payment at all on the stated maturity date. Moreover, the index return is multiplied by, among other things, a factor of 3.0. Therefore, to the extent that the index level declines below the initial index level, your loss is leveraged, and the rate of decline in the final index amount will exceed the rate of decline in the index level.

        The calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Basic Index or the Index” below. Moreover, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under “— Discontinuance or Modification of the Basic Index or the Index” below.

Final TBill amount

        The final TBill amount will be equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) the realized TBill amount.

        The realized TBill amount will equal the interest amount based on the prevailing 3-month TBill auction high rate (which, for any given day, is the USD-TBill auction high rate published at the most recent auction date prior to that day). Since the auction high rate is based on a 3-month maturity, it must be converted into a daily amount (the “daily TBill return”). The realized TBill amount is the accumulation of the daily amounts over all calendar days in the TBill calculation period, which will be equal to (1 + daily TBill return) for each calendar day in the TBill calculation period, minus 1, where:

(1+ daily TBill return) equals (1-91/360 x rd-1) raised to the power of (-1/91) and d means each calendar day in the TBill calculation period and rd is the TBill auction high rate for day d as defined above.

        The TBill calculation period for your notes will be the period from but excluding the trade date to and including the determination date.

        In formulaic terms the realized TBill amount equals:

or, the product of (1 + daily TBill return) for each of the d calendar days in the period.

S-20

        If on the calculation date, in the TBill calculation period, TBills with a maturity of three months have been auctioned on a TBill interest rate reset date (which is defined as each day in the TBill calculation period on which TBills with a maturity of three months are auctioned) during the TBill calculation period but such rate for such TBill interest rate reset date does not appear on Reuters Page “USAUCTION 10/11” (or any official successor page thereto), the rate for that TBill interest rate reset date will be the bond equivalent yield of the rate set forth in H.15 Daily Update (or any official successor page thereto), or such other recognized electronic source used for the purpose of displaying such rate, for that day in respect of the designated maturity under the caption “U.S. Government Securities/Treasury bills/Auction high” converted by the calculation agent in its discretion to bank discount basis such that it is expressed in the same manner as the auction high rate.

        If on the calculation date, in the TBill calculation period, TBills with a maturity of three months have been auctioned on a TBill interest rate reset date during the TBill calculation period but such rate for such TBill interest rate reset date does not appear on Reuters Page “USAUCTION 10/11” (or any official successor page thereto) and such rate is not set forth in the H.15 Daily Update in respect of TBills with a three month maturity under the caption “U.S. Government securities/Treasury bills/Auction high” or another recognized electronic source, the rate for that TBill interest rate reset date will be the bond equivalent yield of the auction rate for those TBills as announced by the U.S. Department of Treasury, converted by the calculation agent in its discretion to bank discount basis such that it is expressed in the same manner as the auction high rate.

        If the TBills with a maturity of three months are not auctioned during any period of seven consecutive calendar days ending on a Friday and a TBill interest rate reset date would have occurred if such TBills had been auctioned during that seven-day period, a TBill interest rate reset date will be deemed to have occurred on the day during that seven-day period on which such TBills would have been auctioned in accordance with the usual practices of the U.S. Department of Treasury, and the rate for that TBill Interest Rate Reset Date will be determined as if the parties had specified “USD-TBILL-Secondary Market” as the applicable rate that appears on Reuters Page “USAUCTION 10/11” (or any official successor thereto) under the heading “HIGH RATE”.

Final fee amount

        The final fee amount will be equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) 1.50% times (4) the quotient of (a) the final fee days divided by (b) 365. The calculation agent will determine the final fee days, which will be the number of calendar days from but excluding the trade date to and including the determination date.

Stated Maturity Date

        The stated maturity date is March 26, 2009, unless that day is not a business day, in which case the stated maturity date will be the immediately following business day. If the fifth scheduled trading day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date.

Determination Date

        The determination date is March 19, 2009, unless the calculation agent determines that a market disruption event with respect to any index underlier occurs or is continuing on the date that would otherwise be the determination date or that day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that the market disruption event with respect to each such index underlier has ceased. In no event, however, will the determination date be postponed by more than five business days. The determination date for your notes will not occur on a day that is not a trading day, except as described in the immediately preceding sentence. If the determination date is postponed until the last possible date, the calculation agent shall make all required calculations on such date in the manner described in this prospectus supplement.

Interest Payment

        Your notes bear interest at a rate per annum equal to the base rate minus 0.10% subject to a minimum of 0.00%. The base rate

S-21

will be determined by the calculation agent as described in “— Base Rate” below. Interest will accrue and be calculated and paid as described in the accompanying prospectus and the accompanying prospectus supplement with regard to floating rate notes, except that, if an index event has occurred or an early redemption has been validly designated, the interest payment dates and the interest amount on the early maturity date will be changed as described in “— Redemption Adjustments” below. See the accompanying prospectus and the accompanying prospectus supplement for additional information about calculation mechanics.

        The calculation agent’s determination of the applicable base rate, any interest payment date and its calculation of the accrued interest and/or the fixed income discount factor for any interest period, will be final and binding in the absence of manifest error.

Base Rate

        The base rate will be determined by the calculation agent, and will be equal to:

•	if the applicable interest period begins on the settlement date, the initial base rate provided in “Summary Information” of this prospectus supplement,
•	if the applicable interest period (1) does not begin on the settlement date and (2) does not end on the day before the stated maturity date, three-month USD LIBOR, as it appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page), as of 11:00 a.m. London time, as determined on the interest determination date, or
•	if the applicable interest period ends on the day before the stated maturity date: a rate calculated by interpolating between (1) the USD LIBOR of longest maturity that is less than or equal to the length of the applicable interest period, and (2) the USD LIBOR of shortest maturity that is greater than or equal to the length of the applicable interest period, in both cases as they appear on Reuters Screen “LIBOR01” (or any successor or replacement service or page), as of 11:00 a.m. London time, as determined on the interest determination date (the base rate so determined will not be re-calculated even if the stated maturity date is postponed due to non-business days at the end of the interest period).

        Interest reset dates will be June 19, 2008, September 19, 2008 and December 19, 2008, provided that if any such day is not a business day, then the interest reset date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case such interest reset dates will be the immediately preceding business day. The second London business day prior to each interest rest date will be an interest determination date.

        The relevant interest period for the notes will be the period from and including the settlement date, or the last date to which interest has been paid or made available for payment, to but excluding the immediately following interest payment date.

Redemption Adjustments

        The interest on your notes will be paid on the interest payment dates provided in the front part of this prospectus supplement. If an index event has occurred or an early redemption has been validly designated, however, any originally scheduled interest payment date that is subsequent to the early maturity date will not be an interest payment date, and the early maturity date will instead be the last interest payment date.

        In addition, the accrued interest payable on the early maturity date will be reduced by the fixed income discount factor. Therefore, on the early maturity date, in addition to the amount payable as described in “— Payment on the Early Maturity Date” below, if any, you will receive an interest payment, if any, that will equal the result of (1) the fixed income discount factor times (2) the accrued interest that would have been payable but for the adjustment described in this paragraph.

        The fixed income discount factor is equal to the quotient of (1) one divided by (2) the sum of (a) one plus (b) the product of (i) the FIDF LIBOR level times (ii) the quotient of (x) the fixed income days remaining divided by (y) 360. FIDF LIBOR level is the LIBOR rate for deposits in U.S. dollars for the FIDF LIBOR designated

S-22

maturity (interpolated by the calculation agent, if necessary, between (1) the USD LIBOR of longest maturity that is less than or equal to the FIDF LIBOR designated maturity, and (2) the USD LIBOR of shortest maturity that is greater than or equal to the FIDF LIBOR designated maturity), which appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page) as of 11:00 a.m., London time, on the early determination date, or if such rate does not appear on Reuter Screen “LIBOR01” (or any successor or replacement service or page), the rate determined by the calculation agent.

        The FIDF LIBOR designated maturity will be equal to the longer of (1) the fixed income days remaining and (2) one month, and will be determined on the early determination date. The fixed income days remaining will be determined by the calculation agent, and will be equal to the number of calendar days from but excluding the early maturity date to and including the earlier of (1) the interest reset date immediately following the early maturity date and (2) the stated maturity date.

Payment on the Early Maturity Date

        Your notes will be redeemed upon the occurrence of the following events:

•	when holders of 100% of the aggregate outstanding face amount issued on the original issue date elect to redeem the notes (in whole but not in part) prior to the earlier of (i) the occurrence of an index event as described below and (ii) the originally scheduled determination date, by properly delivering a notice of early redemption on a business day, in writing, to the trustee, the calculation agent and the issuer, or
•	when, on any trading day prior to the earlier of (i) the designation of an early redemption by the holders of the notes and (ii) the originally scheduled determination date, the closing level of the index is equal to or below 1,353.542 (85% of the initial index level); we refer to such event as an “index event”.

        If an early redemption has been validly designated or an index event has occurred, in addition to interest, if any, the amount payable, if any, for each offered note outstanding on the early maturity date will be an amount in cash equal to the greater of (1) zero and (2) the result of (a) the face amount of your notes plus (b) the early index amount (which may be negative) minus (c) the early TBill amount minus (d) the early fee amount.

        If all requirements described under “Holder’s Option to Redeem — Early Redemption Requirements” below are satisfied no later than 9:00 a.m., New York City time, on a day that is a trading day, that day will be the early determination date. If the requirements are satisfied after that time, the next day that is a trading day will be the early determination date. On the other hand, if an index event has occurred, the early determination date will be the trading day immediately following the day on which the index event occurs.

        The early determination date is subject to postponement by up to five business days as described in “— Consequences of a Market Disruption Event or a Non-Trading Day” below. The early maturity date is the fifth business day following the early determination date.

        If an index event occurs, we will notify the holder of your notes and the trustee in the manner described in the accompanying prospectus.

        If the notes are redeemed upon the occurrence of the index event or designation of the early redemption, you will lose the right to receive any amount on your notes on the stated maturity date, as described under “— Payment on the Stated Maturity Date” and “— Interest Payment” above.

Early index amount

        The early index amount is equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) the early index return times (4) the index discount factor.

        The index discount factor is equal to the quotient of (1) one divided by (2) the sum of (a) one and (b) the product of (i) the IDF LIBOR level times (ii) the quotient of (x) the index days remaining divided by (y) 360. IDF LIBOR level is the LIBOR rate for deposits in U.S. dollars for the IDF LIBOR designated maturity (interpolated by the calculation agent, if necessary, between (1) the USD LIBOR of longest maturity that is less than or equal to the IDF LIBOR designated maturity, and (2) the USD LIBOR of shortest

S-23

maturity that is greater than or equal to the IDF LIBOR designated maturity), which appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page) as of 11:00 a.m., London time, on the early determination date, or if such rate does not appear on Reuters Screen “LIBOR01” (or any successor or replacement service or page), the rate determined by the calculation agent. The IDF LIBOR designated maturity will be equal to the longer of (1) the index days remaining and (2) one month, and will be determined on the early determination date. The index days remaining will be determined by the calculation agent, and will be equal to the number of calendar days from but excluding the early determination date to and including the determination date.

        The early index return will be calculated by dividing the early index level by the initial index level times the TBill factor and subtracting one.

        The TBill factor is the projected realized TBill amount from the early determination date to the originally scheduled determination date, calculated by the calculation agent in its discretion intended to reflect fair economic value.

        The calculation agent will determine the early index level, which will be the closing level of the index on the early determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Basic Index and the Index” below.

        The early index amount, and therefore the amount payable on your notes on the early maturity date, if any, will be based on, among other factors, the early index level. If the early index level is greater than the initial index level — i.e., the early index return is positive due to an increase in the index — you may participate in any such increase provided such increase sufficiently offsets the sum of the early TBill amount and early fee amount. On the other hand, if the early index return is negative due to a decrease in the index, you may lose some or all of the early index amount on your notes, and may receive no payment at all on the early maturity date.

Early TBill amount

        The early TBill amount will be the product of (1) the face amount of your notes times (2) 3.0 times (3) the historic TBill amount times (4) the TBill factor times (5) the index discount factor.

        The historic TBill amount will equal the realized TBill amount, with a calculation period from but excluding the trade date to and including the early determination date.

Early fee amount

        The early fee amount will be the product of (1) the face amount of your notes times (2) 3.0 times (3) 1.50% times (4) the quotient of (a) the early fee days divided by (b) 365. The calculation agent will determine the early fee days, which will be the number of calendar days from but excluding the trade date to and including the early determination date.

Holder’s Option to Redeem

        If the conditions described under “— Early Redemption Requirements” below are satisfied, holders of 100% of the aggregate outstanding face amount issued on the original issue date may elect to redeem the notes, in whole and not in part. If the notes are so redeemed, we will pay an amount in cash, if any, calculated in a manner as described under “— Payment on the Early Maturity Date” above.

Early Redemption Requirements

        To exercise the option to redeem, the following requirements must be satisfied on any day that is a business day and before the option to redeem expires:

•	The holders requesting early redemption must hold 100% of the aggregate outstanding face amount of the notes issued on the original issue date, and must elect to redeem such notes in whole, not in part.
•	The trustee, the calculation agent and the issuer must receive from each holder a properly completed and signed notice of early redemption, in the form attached to this prospectus supplement. Delivery must be made by physical delivery or by facsimile coupled with prompt physical delivery of a

S-24

written confirmation, as provided in the attached notice of early redemption.
•	If your notes are in global form, the holder or the bank or broker through which the holder holds the interest in the notes being redeemed must enter an order to have that interest transferred on the books of the depositary to the account of the trustee at the depositary on or before the early maturity date and the trustee must receive and accept the transfer, all in accordance with the applicable procedures of the depositary. If the trustee receives and accepts the transfer by 3:00 P.M., New York City time, on any day that is a business day, this requirement will be deemed satisfied as of 9:00 a.m. on the same day. To ensure timely receipt and acceptance, transfer orders should be entered with the depositary well in advance of the 3:00 P.M. deadline.
•	If your notes are not in global form, the trustee must receive the certificate representing your notes. Deliveries of certificates to the trustee must be made by mail or another method acceptable to the trustee, to the address stated in the form of notice of early redemption attached to this prospectus supplement or at any other location that the trustee may provide to the holder for this purpose in the future.

        The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of early redemption or as to whether and when the required deliveries have been made. Once given, a notice of early redemption may not be revoked. If you exercise the option to redeem, you will be paid on the early maturity date, which is the fifth business day following the early determination date.

Questions about the early redemption requirements should be directed to the trustee, at the number and location stated in the attached notice of early redemption.

        Expiration of Option to Redeem. In all cases, the requirements described under “— Early Redemption Requirements” above must be satisfied no later than 9:00 A.M., New York City time, no later than the business day immediately before the earlier of (1) the occurrence of an index event and (2) the originally scheduled determination date. Immediately after that time, the option to redeem will expire and may not be exercised, although the holder of the notes will be entitled to receive the amount payable, if any, on the stated maturity date or the early maturity date, as applicable, calculated in a manner as described under “— Payment on the Stated Maturity Date” or “— Payment on the Early Maturity Date” above.

        Only Holder May Exercise Option to Redeem. Since your notes are issued only in global form, the depositary or its nominee is the holder of your notes and therefore is the only entity that can exercise the option to redeem with respect to your notes. If you would like to exercise the option to redeem, you should give proper and timely instructions to the bank or broker through which you hold the interest in your notes, requesting that it notify the depositary to exercise the option to redeem on behalf of the holder. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the deadline for exercise. Similar concerns apply if the holder holds the notes in street name.

Book-entry, street name and other indirect holders should contact their banks and brokers for information about how to exercise the exchange right in a timely manner.

Consequences of a Market Disruption Event or a Non-Trading Day

        If a market disruption event relating to one or more index underliers occurs or is continuing on the originally scheduled determination date (if that day is not a trading day, then the following trading day) or early determination date, as applicable, the calculation agent will calculate the final index level or the early index level, as applicable, by using:

•	for each index underlier that did not suffer a market disruption event on such date, the settlement price of such index underlier on such date as published by the exchange on which it is traded, and
•	for each index underlier that did suffer a market disruption event on such date, the

S-25

settlement price of such index underlier on the first succeeding trading day on which no market disruption event occurs or is continuing with respect to such index underlier; provided that, if such day occurs more than five business days after the originally scheduled determination date or early determination date, as the case may be, the calculation agent shall determine the price for such index underlier on the fifth business day after the originally scheduled determination date or early determination date, as applicable, taking into consideration the latest available settlement price for such index underlier and any other information deemed relevant by the calculation agent.

        In calculating the final index level or the early index level in the circumstances described above, the calculation agent will use the method for calculating the index last in effect prior to such market disruption event.

        In addition, if the calculation agent determines that the level of the index or any settlement price that must be used to determine the final index level or early index level, as applicable, is not available on the determination date or the early determination date, as the case may be, for any other reason, except as described under “— Discontinuance or Modification of the Basic Index or the Index” below, then the calculation agent will determine the final index level or early index level, as applicable, based on its assessment, made in its sole discretion, of the level of the index or any relevant settlement price on such applicable day.

Discontinuance or Modification of the Basic Index or the Index

        If the basic index is (i) not calculated and announced by the basic index sponsor but is calculated and announced by a successor sponsor acceptable to the calculation agent or (ii) replaced by a successor index using, in the determination of the calculation agent, the same or a substantially similar formula for and method of calculation as used in the calculation of the basic index, then such successor index will be deemed to be the basic index so calculated and announced by that successor sponsor or that successor index, as the case may be. We refer to the basic index sponsor or any such successor sponsor as the basic index sponsor.

        If prior to the determination date, the basic index sponsor makes a material change in the formula for or the method of calculating the basic index or in any other way materially modifies the basic index (other than a modification prescribed in that formula or method relating to the composition of the basic index, the weighting of the components of the basic index and other routine events and modifications), then (unless Goldman, Sachs &Co. has theretofore reflected such change or modification in the calculation and publication of the index) the calculation agent shall calculate the level of the index, in lieu of a published level for the index, in accordance with the formula for and method of calculating the index last in effect prior to that change or modification, but using only those contracts that were included in the index immediately prior to that change or modification (or, if such contracts are no longer traded, contracts that are the most comparable, in the judgment of the calculation agent), in good faith and in its discretion.

        If the final index level published on the determination date is subsequently corrected and the correction is published by the calculation agent not later than four business days prior to the stated maturity date, then the corrected final index level for the determination date shall be deemed the official final index level for the determination date and the calculation agent shall use the corrected final index level in accordance with the above provisions.

Default Amount on Acceleration

        If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

        For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series

S-26

of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

        Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

        As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. However, if the next business day falls in the next calendar month, then the payment will instead be made on the immediately preceding day that is a business day. For your notes, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

        The calculation agent in its sole discretion will make all determinations regarding the index, market disruption events, business days, trading days, the determination date, the stated maturity date, the early determination date, the early maturity date, the final index level, the early index level, the default amount, the interest payable on each interest payment date (including the determination of any interpolated interest rate), index event and the final index amount, the TBill factor, the final fee amount or the early index amount and the early fee amount, as the case may be. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

        Please note that Goldman Sachs International, our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman, Sachs & Co.

Special Calculation Provisions

Business Day

        When we refer to a business day with respect to your notes, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London are generally authorized or obligated by law, regulation or executive order to close.

Trading Day

        When we refer to a trading day with respect to your notes, we mean a day on which (1) the basic index sponsor is open for business and the basic index is calculated and published by the basic index sponsor, (2) the calculation agent in London is open for business, (3) Goldman, Sachs & Co. in New York is open for business and calculates and publishes the index and (4) all exchanges on which the index underliers are traded are open for trading.

London Business Day

        When we refer to a London business day with respect to your notes, we mean a day that is a London business day as defined in the accompanying prospectus supplement.

Default Amount

        The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as

S-27

if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

        During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

        The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

        If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

        In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

        For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

        A market disruption event with respect to an index underlier means the occurrence on any given trading day of any one or more of the following circumstances:

•	a material limitation, suspension, or disruption of trading in such index underlier which results in a failure by the exchange on which such index underlier is traded to report a settlement price for such index underlier on such trading day,
•	the settlement price for such index underlier is a “limit price”, which means that the settlement price for such index underlier on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable exchange rules, or

S-28

•	failure by the applicable exchange or other price source to announce or publish the settlement price for such index underlier on such trading day.

        For this purpose, “settlement price” means the official settlement price of an index underlier as published by the exchange on which it is traded.

        As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be replaced or adjusted from time to time.

S-29

USE OF PROCEEDS AND HEDGING

        We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

        In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index underliers on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index underliers. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index underliers,
•	may take or dispose of positions in the index underliers or futures contracts relating thereto,
•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the relevant markets for the index underliers or components of such markets, and/or
•	may take short positions in the index underliers or other securities of the kind described above — i.e., we and/or our affiliates may sell securities or index underliers of the kind that we do not own or that we borrow for delivery to purchaser.

        We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

        In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index underliers. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date or the early determination date, as the case may be. These steps may also involve sales and/or purchases of some or all of the index underliers, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index underliers or indices designed to track the performance of the relevant markets for the index underliers or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index or the Index Underliers May Impair the Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above for a discussion of these adverse effects.

S-30

THE INDEX

        Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the S&P Diversified Trends Indicator Total Return or the basic index sponsor.

The Basic Index

        The Standard & Poor’s Diversified Trends Indicator (the “S&P DTI”), is a diversified basket of 24 global commodity and financial futures contracts. The contracts (also called components) are grouped into 14 sectors and each sector (except energy) is represented on either a long or short basis, depending on the recent price trends of the components comprising that sector. The S&P DTI measures the extent and duration, i.e., the extended volatility, of the trends in these sectors in aggregate and is designed to capture the economic benefit over long time periods derived from both rising and declining trends within a cross-section of futures markets.

        The primary objective of the S&P DTI is to measure in aggregate the component trends based on price movement and premium discount expansion and contraction of certain highly liquid futures. Limiting the volatility of the S&P DTI was a guide in the determination of the methodology. The methodology is implemented in a rules-based, systematic manner. The S&P DTI is not intended to be representative of a particular futures market or group of markets.

        The S&P DTI evolved from futures market trading strategies originally developed by Alpha Financial Technologies, LLC (AFT) and its founder, Victor Sperandeo. AFT has licensed the intellectual property rights in the methodology underlying the S&P DTI to S&P, which constructs, calculates and maintains the S&P DTI with participation from AFT. AFT assists S&P with marketing and product development of third party products linked to the S&P DTI and provides quantitative research and analysis on the S&P DTI.

        There are two kinds of returns for a futures-based index or indicator which are reflected in two separate sub-indices. The first sub-index is a simple combination of the weighted price percentage changes on a daily basis, which S&P refers to as the S&P Diversified Trends Indicator Price Return. The second sub-index, the S&P Diversified Trends Indicator Total Return, or S&P DTI-TR or basic index, reflects the fact that futures contracts require initial margin deposits and includes a Treasury Bill return on a hypothetical investment in the S&P DTI. The S&P DTI-TR, therefore, is intended to reflect the total return on an actual investment in the futures contracts comprising the S&P DTI including the interest income on the assets used to margin the positions in those futures contracts. S&P publishes daily values of the S&P DTI-TR, which are available on its website or at Bloomberg page SPDTT, and licenses the use of the S&P DTI by third parties.

Key Characteristics

        Key characteristics of the S&P DTI include:

•	The S&P DTI is comprised of 24 component futures contracts, grouped into 14 sectors — eight financial and six commodity sectors. By weight, it is equally divided between financial and commodity components.
•	Long or short positions in a sector are determined by comparing the current sector price to a moving exponential average under which prices in more recent periods are weighted more heavily.
•	Sectors are rebalanced monthly and components are rebalanced annually.
•	Performance has a positive correlation to its own standard deviation (i.e., performance tends to increase/decrease with increased/decreased volatility).
•	The intention of the S&P DTI is to provide a means of mitigating the negative effect of commodity and financial price cyclicality.

Components of The S&P DTI

        Two key factors in selecting the component futures contracts of the S&P DTI are liquidity and investability. Liquidity is an indication both of the significance of the market for the contract and the ability to trade it with minimal market impact. The components of the

S-31

basic index have been consistently among the leading futures contracts in terms of trading volume in the U.S. The component contracts selected can be traded in amounts that make the cost of the maintaining the basic index efficient. Contracts are limited to those traded on U.S. exchanges to minimize any impact from major differences in trading hours, avoid currency exchange calculations and allow for similar closing times and holiday schedules.

        The overall weighting of the S&P DTI is divided equally between commodity contracts and non-equity financial contracts with the intention to increase the internal non-correlation among the components and produce a smoother, less volatile return. It is not intended to reflect their relative notional values.

        Commodity weights are based on generally known world production levels, except that the Natural Gas component uses North American rather than world production due to constraints linked to transporting natural gas internationally. Since there is often no single recognized source for a commodity’s production figures, estimates are used in selecting and making allocations.

        Weightings of the financial sectors are based on, but are not directly proportional, to GDP. Instead, the financials of the countries with a GDP of greater than $3 trillion are placed into tier 1 and countries with a GPD of less than $3 trillion are placed in tier 2. Tier 1 financials are meant to be close in weight, with slight relative tilts towards those from the larger economies. Thus, the U.S.-based financials have a higher importance than the euro currency. Tier 2 markets are weighted approximately proportionately to each other, but have some adjustments for liquidity, trading significance and potential correlation to tier 1 markets. For example, the Canadian Dollar component receives a 1% weighting due to Canada’s historical economic connection with the U.S. However, the Swiss Franc is an exception as it is allocated a weighting slightly disproportionately to the Swiss GDP due to the Swiss franc’s liquidity and Switzerland’s political significance. By not weighting the financials of the largest GDP countries as high as their relative GDPs would indicate, the tier weighting approach increases diversification.

S-32

        The futures contracts currently included in the S&P DTI are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYMEX”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBOT”), and the New York Board of Trade (“NYBOT”). These contracts, their component weights, their market symbols and the exchanges on which they are traded are:

Futures Contract	Component Weight	Market Symbol	Exchange

Commodities (50%):

Livestock (sector weight 5.00%):
Live Cattle	3.00%	LC	CME
Lean Hogs	2.00%	LH	CME
Softs (sector weight 4.50%):
Cocoa	1.00%	CC	NYBOT
Coffee	1.50%	KC	NYBOT
Sugar	1.00%	SB	NYBOT
Cotton	1.00%	CT	NYBOT
Precious Metals (sector weight 5.25%):
Silver	1.75%	SI	CMX
Gold	3.50%	GC	CMX
Grains (sector weight 11.50%):
Corn	4.00%	C	CBOT
Wheat	2.50%	W	CBOT
Soybeans	5.00%	S	CBOT
Industrial Metals (sector weight 5.00%):
Copper	5.00%	HG	NYMEX
Energy (sector weight 18.75%):
Heating Oil	3.00%	HO	NYMEX
Unleaded Gasoline	3.00%	RB	NYMEX
Light Crude	8.50%	CL	NYMEX
Natural Gas	4.25%	NG	NYMEX

Financials (50)%:

Australian Dollar	2.00%	AD	CME
British Pound	5.00%	BP	CME
Canadian Dollar	1.00%	CD	CME
Euro	13.00%	EC	CME
Japanese Yen	12.00%	JY	CME
Swiss Franc	2.00%	SF	CME
U.S. Treasury Bond	7.50%	US	CBOT
U.S. Treasury 10 Year Notes	7.50%	TY	CBOT

As indicated in the most recent Standard & Poor’s Diversified Trends Indicator Methodology dated January 2007

S-33

        Sectors of the S&P DTI are rebalanced monthly to their fixed weights. The rebalance date is the second to the last business day of the month with an effective date randomly selected from any of the first five business days of the next month. While sectors are rebalanced monthly back to their fixed weights, the component weightings are allowed to vary within the sector.

        Rebalancing sectors monthly is designed to keep volatility low since otherwise an extended move in one group or sector would overweight the S&P DTI and potentially lead to significantly higher volatility of the index. Because the sectors are rebalanced, it follows that every month the aggregate markets are rebalanced to equal weighting of 50% commodities and 50% financial contracts. An exception to this is when the Energy sector is in a neutral position as described below under “— Position Determination”.

        At the end of each year, each of the 24 components is rebalanced. It is expected that the component weights will not vary significantly from those shown above. Although production and GDP figures change over time, in a relative sense as it affects component weights, that change is small.

        Rebalancing components only annually allows a degree of microeconomic influence among the correlated sector components so that market actions can determine which components are relatively more important.

Position Determination

        The rule for the S&P DTI regarding whether to track the long or short position in a given component can be summarized as follows:

•	Long positions are tracked when a component’s current price input is equal to or greater than an exponential average of the past seven price inputs.
•	Short positions are tracked when a component’s current price input is less than an exponential average of the past seven price inputs.
•	A flat or neutral (zero weight) position is applied to the Energy sector when a short position is otherwise indicated; in this case, the 18.75% weight for Energy is distributed proportionately among the other 13 sectors.

        The position determination is made by comparing the monthly percentage change of a sector’s price to past monthly price changes exponentially weighted to give greatest weight to the most recent return and least weight to the return seven months prior.

        The price input for a particular contract determines whether a long or short position is tracked and is based on the cumulative percentage price change. To create an exponential average for comparison, price inputs (percentage inputs from the current and prior six position determination dates) are weighted using a base multiplier of 1.6 to establish the weights set forth below for each trailing month’s price change.

Trailing Month	Weight
7	2.32%
6	3.71%
5	5.94%
4	9.51%
3	15.22%
2	24.34%
1	38.95%

100.00%

        The weighted sum of the percentage changes of all the sector prices equals the daily movement of the S&P DTI.

        After the market closes on the randomly selected “trade activity date” (“TAD”) in each month, active S&P DTI contracts are replaced either because (a) a new long/short determination has been made for a particular sector or component or (b) the contract must be rolled to a later expiring contract as required by the roll schedule referred to below, or both. Therefore, new contracts become active as of the day following the TAD. The TAD is randomly selected and is one of the first five business days of the month. S&P acknowledges that limit price closes which occur on the TAD in active index contracts can restrict, and in some cases eliminate, the liquidity required for perfect replication of the S&P DTI.

S-34

        For those sectors with only one component (Industrial Metals and the eight financial sectors), the price input calculations to determine position are at the component level. For the Energy, Precious Metals, Livestock and Grains sectors, the price inputs from the respective underlying components are aggregated to determine the position for that sector as a whole. In this case, aggregating the components reduces minor and unnecessary fluctuations such as whipsaws. An exception exists in the calculation of the Softs sector. Here, since there is no fundamental tie between each of its components (Coffee, Cocoa, Cotton and Sugar), the position of each is determined separately. For example, Coffee could be long while Sugar is short.

        Energy, due to the significant level of its continuous consumption, limited reserves and oil cartel controls, is subject to rapid price increases in the event of perceived or actual shortages. Because no other sector is subject to the same continuous demand with supply and concentration risk, the Energy sector is never positioned short in the S&P DTI methodology.

Contract Expirations

        The S&P DTI is an indicator of futures contract price trends, and futures contracts have limited durations. Consequently, in order for the indicator to be calculated on an ongoing basis, it must change (or roll) from tracking contracts that are approaching expiration to tracking new contracts. Currently, each contract has three to four roll periods each year and its own “roll pattern” based on historical liquidity. The S&P DTI observes the following rules in rolling the component futures contracts from an expiring contract to the next contract:

•	The non-currency component contracts are rolled from the current contract to the next contract beginning with the TAD for the month that is two months before the current contract matures.
•	The currency contracts are rolled from the current contract to the next maturing futures contract four times per year as of the TAD for the month prior to the contract’s final maturity month.

        The risk of aberrational liquidity or pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take delivery of the underlying commodities. Spot markets in commodities occasionally have delivery problems, related to, for example, weather conditions, disrupting transportation of cattle to a delivery point. Such a delay could cause the spot market to skyrocket, while later-dated futures contracts are little changed. The S&P DTI endeavors to avoid delivery issues by owning contracts that are outside of nearby delivery.

Oversight Committee

        In order to provide for the smooth functioning of the S&P DTI, Standard & Poor’s and AFT have established the S&P Diversified Trends Indicator Oversight Committee (“Oversight Committee”) with three members from each. The mandate of the Oversight Committee is to provide advice on analytical, business or other considerations relating to the S&P DTI and its methodology. The committee will make any decisions that cannot be systematized or that occur on an ad hoc basis and will implement established methodology or determine new policy if market conditions warrant change. For example, an exchange might substantially change the contract terms or even discontinue trading a component contract. In such cases, the Oversight Committee would determine any component or weighting changes. The Oversight Committee does not, however, use discretion to affect performance. Always, the goal is to maintain liquidity and low volatility in the indicator.

The Index

        Goldman, Sachs & Co. has modified the S&P DTI-TR to create the index and facilitate its use as an index underlying trading instruments such as your notes. The primary modifications reflected in the index are the following:

•	The index provides that where component contracts from the previous month’s composition must be rolled into new contracts as part of the monthly rebalancing of the S&P DTI-TR, the rolling will occur evenly over the first five business days of the new month rather than on the single randomly selected TAD within that period as provided in the S&P DTI-TR.

S-35

•	For purposes of the index, the percentage dollar weighting for each component contract in the S&P DTI-TR will be set on the last business day of a month (rather than on the TAD) and take effect on the first business day of the following month. Because of this modification and because the contract rolls will occur over a five day period, the resulting percentage dollar weights of the individual component contracts in the index may differ from those determined by the S&P DTI-TR methodology. The contract weights used in total dollar weight computation detailed below will be computed from the percentage dollar weighting and the contract price inputs on the day on which the percentage dollar weighting for each component is set.
•	There are differences in the calculation of the quarterly Treasury Bill return included in the total return component of the value of the index from that reflected in that component of the S&P DTI-TR.
•	As index sponsor, Goldman, Sachs & Co. will make the position determination two business days prior to the S&P DTI-TR Modified roll. Goldman, Sachs & Co. will follow the formula set forth by S&P DTI-TR methodology when determining the long and short position. In the event of a discrepancy between the index sponsor’s determination and the official determination published by Standard & Poor’s, (i) if Standard & Poor’s announces its determination prior to the start of the S&P DTI-TR Modified roll period, the index sponsor will follow Standard & Poor’s official determination and (ii) if Standard & Poor’s does not announce its determination prior to the start of the S&P DTI-TR Modified roll period, unless there is manifest error, the S&P DTI-TR Modified will follow the position determination of the index sponsor and as a result, S&P DTI-TR Modified and S&P DTI-TR returns may differ.

Goldman, Sachs & Co. will calculate the daily values of the S&P DTI-TR Modified and publish them on Bloomberg page DTITRM or another comparable reporting service.

Value of The Index

        The value of the S&P DTI-TR Modified on any given day, which represents the value of a portfolio constructed according to the S&P DTI-TR Modified methodology, is equal to the total dollar weight of the S&P DTI-TR Modified divided by a normalizing constant that assures the continuity of the S&P DTI-TR Modified over time. The total dollar weight of the S&P DTI-TR Modified is the sum of the dollar weight of each of the underlying contracts. The methodology of the index for determining the dollar weight includes a “short fund tracker” (“SFT”) for each contract that has a short position. The SFT tracks the value of the funds secured by the short sale of contracts. The dollar weight of a contract in the S&P DTI-TR Modified on any given day is equal to:

•	the daily contract reference price,
•	multiplied by the appropriate contract weights,
•	plus the short fund tracker level for the contract if it has a short position, and
•	this quantity is multiplied during a roll period by the appropriate “roll weights” (discussed below).

        The daily contract reference price used in calculating the dollar weight of each contract on any given day is the most recent daily contract reference price made available by the relevant exchange, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the exchange fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of Goldman, Sachs & Co., reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, Goldman, Sachs & Co. may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P DTI-TR Modified calculation.

S-36

        The contract weight for each contract is calculated on the basis of trading volume and world or regional production over the most recent five-year period for which statistics are available, reevaluated on a monthly basis.

Contract Daily Return

        The contract daily return for the S&P DTI-TR Modified on any given day is equal to the sum, for each of the contracts included in the S&P DTI-TR Modified, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate contract weights plus the appropriate SFT and then multiplied by the appropriate “roll weight”, divided by the total dollar weight of the S&P DTI-TR Modified on the preceding day, minus one.

        The “roll weight” of a commodity reflects the fact that the positions in futures contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. The methodology of the S&P DTI-TR Modified is based on the expectation that if actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Accordingly, the rolling process incorporated in the S&P DTI-TR Modified also takes place over a period of five days at the beginning of each month (referred to as the “roll period”), which differs from the S&P DTI methodology where the rolling takes place on a single randomly selected TAD within the roll period. On each day of the roll period, the “roll weights” of the first nearby contract expirations and the more distant contract expiration into which it is rolled are adjusted, taking into account the funds received for any short sale of contracts, so that the hypothetical position in the contract that is included in the S&P DTI-TR Modified is gradually shifted from the first nearby contract expiration to the more distant contract expiration. This is in contrast to the S&P DTI where the further dated component contracts become active on the day following a randomly selected TAD in the applicable roll period and are not gradually shifted as they are for the S&P DTI-TR Modified.

        If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;
•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “limit price”);
•	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

Calculation of the Index

        The value of the S&P DTI-TR Modified on any trading day is equal to the product of (i) the value of the S&P DTI-TR Modified on the immediately preceding trading day multiplied by (ii) one plus the sum of the contract daily return and the Treasury Bill return on the hypothetical investment in the S&P DTI-TR Modified on the trading day on which the calculation is made multiplied by (iii) one plus the Treasury Bill return on the hypothetical investment in the S&P DTI-TR Modified for each non-trading day since the immediately preceding trading day. The result of the foregoing calculation is then rounded to seven digits for precision.

        The value of the S&P DTI-TR Modified has been normalized such that its hypothetical level on December 31, 2003 was 1000.

Historical Closing Levels of the Index

        The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your notes. You should not take the historical levels of the index as an indication of the future performance. We cannot give you any assurance that the future performance of the index or the index commodities will result in you receiving an amount greater than the face amount of your note on the stated maturity date or the early maturity date, as the case may be. Neither we

S-37

nor any of our affiliates make any representation to you as to the performance of the index.

        The table below shows the high, low and final closing levels of the index for each of the four calendar quarters in 2004, 2005, 2006, 2007, and the first calendar quarter of 2008, through February 8, 2008. We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Final Closing Levels of the Index

	High	Low	Close
2004
Quarter ended March 31	1,080.645	1,003.782	1,072.742
Quarter ended June 30	1,083.195	1,038.561	1,053.680
Quarter ended September 30	1,131.739	1,060.316	1,131.739
Quarter ended December 31	1,167.124	1,121.141	1,138.267
2005
Quarter ended March 31	1,148.971	1,112.054	1,137.784
Quarter ended June 30	1,158.451	1,089.316	1,144.806
Quarter ended September 30	1,220.011	1,140.524	1,214.645
Quarter ended December 31	1,247.383	1,194.044	1,227.325
2006
Quarter ended March 31	1,246.470	1,204.073	1,246.470
Quarter ended June 30	1,327.210	1,247.635	1,277.781
Quarter ended September 30	1,310.644	1,279.623	1,287.128
Quarter ended December 31	1,323.668	1,280.605	1,320.993
2007
Quarter ended March 31	1,356.509	1,309.041	1,343.184
Quarter ended June 30	1,381.582	1,331.803	1,368.898
Quarter ended September 30	1,385.009	1,333.123	1,372.102
Quarter ended December 31	1,463.669	1,342.719	1,463.669
2008
Quarter ending March 31 (through March 12, 2008)	1,592.402	1,463.212	1,592.402

License Agreement

        Goldman, Sachs & Co. has entered into a license agreement (the “License Agreement”) granting us a non-exclusive license to use the S&P DTI in connection with the notes. The License Agreement provides that, in the event that Goldman, Sachs & Co. fails to provide the level of the index to us with the result that we are unable to determine the repayment amount payable in respect of the notes, we or our authorized designee (which shall be a major accounting firm which we appoint) shall be authorized to calculate the level of the index. In such event, Goldman, Sachs & Co. will provide us or the accounting firm with any and all information that may be necessary in order to enable us or the accounting firm to perform these calculations.

        Goldman, Sachs & Co. makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the index or the S&P DTI to track general commodity market performance or commodity futures market performance. Neither Goldman, Sachs & Co. nor S&P has any obligation to take the needs of the licensee or the owners of the notes into consideration in determining, composing or calculating the index. Neither Goldman, Sachs & Co. nor S&P has any obligation or liability in connection with the administration or trading of the notes.

NEITHER WE NOR GOLDMAN, SACHS & CO. GUARANTEES THE QUALITY, ACCURACY OR THE COMPLETENESS OF THE MODIFIED INDEX OR ANY DATA INCLUDED THEREIN. NEITHER WE NOR GOLDMAN, SACHS & CO.

S-38

MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM ANY USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER WE NOR GOLDMAN, SACHS & CO. MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL EITHER WE OR GOLDMAN, SACHS & CO. HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P. S&P MAKES NO REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF THE S&P DTI TO TRACK GENERAL MARKET PERFORMANCE. S&P’S ONLY RELATIONSHIP TO THE ISSUER IS THE LICENSING OF CERTAIN TRADEMARKS AND TRADE NAMES AND OF THE S&P DTI WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE NOTES. S&P HAS NO OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE S&P DTI. S&P IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE PRICES AND AMOUNT OF THE NOTES OR THE TIMING OF THE ISSUANCE OR SALE OF THE NOTES. S&P HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING, OR TRADING OF THE NOTES.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P DTI OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN, SACHS & CO., OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER EXPRESS OR IMPLIED WARRANTY OR CONDITION WITH RESPECT TO THE S&P DTI OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) RESULTING FROM THE USE OF THE S&P DTI OR ANY DATA INCLUDED THEREIN, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

S-39

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

        The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

        The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law. This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to United States federal income tax regardless of its source;
•	or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax-exempt organization;
•	a regulated investment company;
•	a common trust fund;
•	a person that owns notes as a hedge or that is hedged against interest rate or currency risks;
•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;
•	or a United States holder whose functional currency for tax purposes is not the U.S. dollar.

        Although this section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

        You will be obligated pursuant to the terms of the notes - in the absence of an administrative determination or judicial ruling to the contrary - to characterize each note for all tax purposes as a single prepaid income-bearing derivative contract with respect to the index that matures on the maturity date for the notes and that is not subject to Section 988 of the Code. In the opinion of Sullivan & Cromwell LLP, this is a reasonable method of treating the notes for United States federal income tax purposes, although it is not the only reasonable method. Except as otherwise noted below, the discussion herein assumes that the note will be so treated.

        It is likely that any coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes.

S-40

        Upon the sale or maturity of your notes, you should recognize gain or loss in an amount equal to the difference, if any, between the amount you receive at such time and your tax basis in the notes. Except to the extent attributable to accrued but unpaid interest, such gain or loss should be capital gain or loss. Your tax basis in the notes should generally be equal to the amount that you paid for the notes. Any such capital gain or loss should be long-term capital gain or loss if you hold your notes for more than one year. The holding period for purposes of such capital gain and loss will begin on the day following the first day you held the notes.

        There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as series of derivative contracts to purchase the index on the next rebalancing date. Were your notes properly characterized in such a manner, you would be treated as disposing of your notes on each rebalancing date in return for new derivative contracts in respect of the index that would mature on the next rebalancing date, and you would accordingly recognize ordinary gain or loss on each rebalancing date equal to the difference between your basis in the notes (or their fair market value as of the previous rebalancing date, as applicable) and their fair market value on such date.

        It is possible that your notes will be subject to the special rules under Section 988 of the Internal Revenue Code. If Section 988 applies, the entire amount of gain or loss you recognize at maturity or upon the sale, redemption or exchange of your notes, or alternatively, the portion of such gain or loss that is attributable to the futures contracts on foreign currencies should be treated as ordinary gain or loss. In addition, it is possible that any gain or loss that you recognize in respect of your notes could be treated as ordinary gain or loss even if Section 988 does not apply to your notes. You should consult your own tax advisor as to whether you may be eligible to make a protective capital gain election and whether such gain or loss could possibly be treated as capital gain or loss.

        Because the index consists of futures contracts, Section 1256 of the Internal Revenue Code may also apply. If Section 1256 applies and if you hold the notes at the close of any taxable year, you will be treated as if you hold the index underliers directly, which are treated as sold for their fair market value on the last business day at the close of such taxable year and such gain or loss should be taken into account for the taxable year.

        The Internal Revenue Service could also treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield - i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes - and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

        If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as capital loss.

        It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, your notes could also be treated as a unit consisting of a derivative contract (the “derivative contract”) and an interest-bearing cash deposit used to secure your obligation to purchase the underlying index under the derivative contract (the “cash deposit”). Under this characterization, it is possible that you could be required to accrue interest in respect of the cash deposit at a rate that is in excess of the stated interest rate on the notes. If, however,

S-41

you are a secondary purchaser of the notes, you would likely be required to allocate your purchase price for the securities between the derivative contract and the cash deposit based on the respective fair market value of each on the date of purchase. If the portion of your purchase price allocated to the cash deposit is at a discount from, or is in excess of, the principal amount of your security, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under “United States Taxation — United States Holders — Debt Securities Purchased with Market Discount” and “United States Taxation — United States Holders — Debt Securities Purchased at a Premium” with respect to the cash deposit. Accordingly, if you purchase your notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

        It is also possible that your notes could be treated as a notional principal contract for tax purposes. It is also possible that the quarterly coupon payments on your notes would not be treated as interest for United States federal income tax purposes, but instead would be treated in some other manner. For example, the quarterly coupon payments could be treated all or in part as contract fees in respect of a derivative contract. The United States federal income tax treatment of such contract fees is uncertain. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

United States Alien Holders

        If the notes are treated as pre-paid derivative contracts, as discussed above, and you are a United States alien holder (as defined in the accompanying prospectus), you should not be subject to United States withholding tax with respect to payments on your notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status. On December 7, 2007, however, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding.

        As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

        Please see the discussion under “United States Taxation — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Change in Law

        On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering the proper tax treatment of the financial instrument such as your notes, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. The Goldman Sachs Group, Inc. intends to treat the notes for U.S. federal income tax purposes in

S-42

accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

        It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

S-43

EMPLOYEE RETIREMENT INCOME SECURITY ACT

        This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

        The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

S-44

SUPPLEMENTAL PLAN OF DISTRIBUTION

        The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.

        In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $215,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

        We expect to deliver the notes against payment therefor in New York, New York on March 19, 2008, which is the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

        (a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

        (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

        (d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Goldman, Sachs & Co. has represented and agreed that:

S-45

        (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

        (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes may not be or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        This pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200.000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in

S-46

accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

S-47

FORM OF NOTICE OF EARLY REDEMPTION

Dated:

The Bank of New York Corporate Trust Administration 101 Barclay Street, 4E New York, New York 10286
Attn: Natalie Pesce Teisha Wright	(212-815-4991) (212-815-5058) Fax: (212-815-5802/5803)

with a copy to:

Goldman Sachs International Peterborough Court 133 Fleet Street London EC4A 2BB England Fax: +44-20-7552-8216 (Attn: GSI Calculation Agent)

with a copy to:

The Goldman Sachs Group, Inc. 85 Broad Street New York, New York 10004 Attn: Corporate Treasury, Debt Management
Fax: (212-902-3325)

Re:	Floating Rate Total Return Index-Linked Notes due 2009 (Linked to the S&P DTI Total Return Modified) (CUSIP: 38143UCQ2), issued by The Goldman Sachs Group, Inc.

Ladies and Gentlemen:

        The undersigned is, or is acting on behalf of, the beneficial owner of all of the notes specified above. The undersigned hereby irrevocably elects to exercise the option to redeem described in the prospectus supplement no. 716, dated March 12, 2008, with respect to the entire outstanding face amount of the notes. The exercise is to be effective on the day that qualifies as a trading day and on which all requirements described under “Specific Terms of Your Notes — Holder’s Option to Redeem — Early Redemption Requirements” on page S-24 of prospectus supplement no. 716, dated March 12, 2008, are satisfied no later than 9:00 a.m., New York City time, on such trading day. If such requirements have not been satisfied by 9:00 a.m., New York City time, on such trading day, the exercise will be effective as of the next day that qualifies as a trading day. We understand, however, that the effective date in all cases must be no later than the last day before the determination date that qualifies as a trading day. The effective date will be the early determination date, subject to postponement in case of a market disruption event or a non-trading day.

        If the notes to be redeemed are in global form, the undersigned is delivering this notice of early redemption to the trustee, to the calculation agent and to the issuer, in each case by physical delivery to the relevant address stated above, or such other address as the trustee, the calculation agent or the issuer may have designated for this purpose to the holder, or by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the undersigned, coupled with a prompt physical delivery of a written confirmation thereof.

S-48

In addition, the beneficial interest in the entire outstanding face amount is being transferred on the books of the depositary to an account of the trustee at the depositary.

        If the notes to be redeemed are not in global form, the undersigned or the beneficial owner is the holder of the notes and is delivering this notice of early redemption to the trustee, to the calculation agent and to the issuer by physical delivery or by facsimile transmission coupled with physical delivery of written confirmation as described above. In addition, the certificate representing the notes and any payment required in respect of accrued interest are being delivered to the trustee.

        If the undersigned is not the beneficial owner of the notes to be redeemed, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

        Terms used and not defined in this notice have the meanings given to them in the prospectus supplement no. 716, dated March 12, 2008. The redemption of the notes will be governed by the terms of the notes.

        The calculation agent should internally acknowledge receipt of the copy of this notice of early redemption, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration in the requested redemption should be paid on the fifth business day after the early determination date, subject to postponement in case of non-business days, in accordance with the terms of the notes.

Face amount of notes to be redeemed:

$12,000,000

Very truly yours,

(Name of beneficial owner or person authorized to act on its behalf)

(Title)

(Telephone No.)

(Fax No.)

FOR INTERNAL USE ONLY:
Receipt of the above notice of early redemption
is hereby acknowledged:
GOLDMAN SACHS INTERNATIONAL, as calculation agent

By:
(Title)

Date and time of receipt:

S-49

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

TABLE OF CONTENTS

Prospectus Supplement dated March 12, 2008

Page
Summary Information	S-2
Hypothetical Returns on Your Notes	S-6
Additional Risk Factors Specific To Your Notes	S-9
Specific Terms of Your Notes	S-19
Use of Proceeds and Hedging	S-30
The Index	S-31
Supplemental Discussion of Federal Income Tax Consequences	S-40
Employee Retirement Income Security Act	S-44
Supplemental Plan of Distribution	S-45
Form of Notice of Early Redemption	S-48

Prospectus Supplement dated December 5, 2006

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	64
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

$12,000,000

The Goldman Sachs Group, Inc.

Floating Rate Total Return Index-Linked
Notes due 2009
(Linked to the S&P DTI Total Return Modified)

Medium-Term Notes, Series B

Goldman, Sachs & Co.